Exhibit 5.1

Amcor plc	D +44 1534 514251
44 Esplanade	E simon.dinning@ogier.com
St Helier
JERSEY
JE4 9WG	Reference: SDD/REA/178119.00001

19 July 2019

Dear Sirs

Amcor plc (the Company)

1                                         Request for opinion

We have been requested to provide you with a legal opinion on matters of Jersey law in relation to the Company.

2                                         Documents examined

2.1                               For the purposes of giving this opinion, we have examined copies of the corporate and other documents and conducted the searches listed in Schedule 1.

2.2                               We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3                                         Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4                                         Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Ogier
44 Esplanade
St Helier	Partners
Jersey JE4 9WG	Raulin Amy	Josephine Howe	Julie Melia
	James Campbell	Jonathan Hughes	Oliver Passmore
	Richard Daggett	Sara Johns	Nathan Powell
T +44 1534 514000	Simon Dinning	Niamh Lalor	Daniel Richards
F +44 1534 514444	Katrina Edge	Edward Mackereth	Nicholas Williams
ogier.com	Sally Edwards	Bruce MacNeil
	Simon Felton	Steven Meiklejohn

Corporate existence and capacity

Upon the issuance and delivery of any Plan Shares in the settlement of the Awards or other Incentive Awards (as defined in the applicable Plan) in accordance with the terms of the applicable Plan (and, in the case of options, upon receipt by the Company of the consideration for such Plan Shares determined in accordance with the terms of the applicable Plan), such Plan Shares will be validly issued, fully paid and non-assessable.

5                                         Limitations

We offer no opinion:

(a)                                 in relation to the laws of any jurisdiction other than Jersey (and we have not made any investigation into such laws);

(b)                                 as to the enforceability of any documents entered into or to be entered into by the Company; or

(c)                                  as to the title or interest of the Company to or in, or the existence of, any property or assets the subject of any documents entered into or to be entered into by the Company.

6                                         Governing law and reliance

6.1                               This opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in Jersey at the date hereof.

6.2                               This opinion is given for your benefit and, with the exception of your professional advisers (acting only in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

Documents examined

1                                         The registration statement on Form S-8 filed with the US Securities and Exchange Commission (the Commission) relating to the registration under the Securities Act of 1933 of additional ordinary shares of the Company (the Plan Shares) (the Registration Statement).

2                                         The Amcor Limited 2012/13 Long Term Incentive Plan (the 2012/13 Plan).

3                                         The Amcor Limited 2013/14 Long Term Incentive Plan (the 2013/14 Plan).

4                                         The Amcor Limited 2014/15 Long Term Incentive Plan (the 2014/15 Plan).

5                                         The Amcor Limited 2016/17 Long Term Incentive Plan (the 2016/17 Plan).

6                                         The Amcor Limited 2017/18 Long Term Incentive Plan (the 2017/18 Plan).

7                                         The Amcor plc 2019 Omnibus Incentive Share Plan (the 2019 Plan and, together with the 2012/13 Plan, the 2013/14 Plan, the 2014/15 Plan, the 2016/17 Plan and the 2017/18 Plan, the Plans and each a Plan).

8                                         A copy of the certificate of incorporation, any certificates of incorporation upon change of name.

9                                         The memorandum and articles of association of the Company (including any special resolutions amending the memorandum and articles of association of the Company appearing on the Public Records on the date of this opinion.

Searches

1                                         The public records of each Company on file and available for inspection at the Companies Registry of the Jersey Financial Services Commission on the date hereof (the Public Records).

2                                         The results received on the date hereof of our written enquiry in respect of each Company made to the Viscount’s Department (the Désastre Search) which is akin to a bankruptcy search in England and Wales.

3                                         Printed search results of the Jersey register of security interests (the SIR) established pursuant to Part 8 of the Security Interests (Jersey) Law 2012 (the SIJL) in respect of a search against the names of the Companies made on the date hereof (the SIR Search).

SCHEDULE 2

Assumptions

1                                         Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

2                                         All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3                                         None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey.

4                                         The information and documents disclosed by our searches of the Public Records is accurate as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

5                                         A meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the Plan Shares.

6                                         All Plan Shares will be allotted in accordance with the Company’s memorandum and articles of association and the applicable Plan.

7                                         In the case of exercising Performance Rights (as defined in the 2012/13 Plan, the 2014/15 Plan, the 2016/17 Plan and the 2017/18 Plan) or any similar right described within the 2013/14 Plan or the 2019 Plan, there is no Exercise Price (as defined in the 2012/13 Plan, the 2013/14 Plan, the 2014/15 Plan, the 2016/17 Plan and the 2017/18 Plan) or analogous price to be paid.

8                                         The written confirmation provided by the Viscount’s Department in response to the Désastre Search is accurate and complete as at the date hereof.

9                                         The information and documents disclosed by our searches of the Public Records is accurate as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the law of Jersey to be delivered for registration, which was not included in the Public Records.

10                                  The information disclosed by the SIR Search is true, accurate and complete as of the date hereof and there is no information which has been delivered to the SIR for registration which was not disclosed by the SIR Search.

11                                  Upon completion of the scheme of arrangement on 11 June 2019, each Plan of Amcor Limited was adopted by the Company, such that all obligations and liabilities expressed to be performed or owed by Amcor Limited are now performed and/or owed by the Company.

SCHEDULE 3

Qualifications

1                                         Information available in public registries in Jersey is limited and, in particular, the only publicly available records of security over the shares or assets of Jersey companies include the Jersey registers for:

(a)                                 certain security over intangible movable property governed by the SIJL (but not security governed by the Security Interests (Jersey) Law 1983);

(b)                                 security over immovable property situated in Jersey;

(c)                                  security over ships in respect of which title has been entered on the Registry of British Ships maintained in Jersey; and

(d)                                 aircraft mortgages and aircraft engine mortgages which have been registered on the Jersey Aircraft Register.

2                                         The search of the Public Records referred to in this opinion is not conclusively capable of revealing whether or not an order has been made or a resolution passed for the winding up or dissolution of either of the Companies or for the appointment of a liquidator in respect of either Company, as notice of these matters might not be filed with the Jersey Financial Services Commission immediately and, when filed, might not be entered on the public record of the relevant Company immediately.

3                                         The written confirmation provided by the Viscount’s Department in response to the Désastre Search relates only to the property of either Company being declared to be “en désastre”. There is no formal procedure for determining whether either Company has otherwise become “bankrupt”, as defined in the Interpretation (Jersey) Law 1954.

4                                         The SIR Search will not reveal all security interests created under the laws of Jersey or by the Companies and, in particular, will not reveal those created:

(a)                                 under the Security Interests (Jersey) Law 1983;

(b)                                 by possession or control in accordance with the SIJL (unless they are also registered in the SIR);

(c)                                  under the laws of a jurisdiction other than Jersey;

(d)                                 by trustees of a trust (other than a prescribed unit trust (as defined in the Security Interests (Registration and Miscellaneous Provisions) (Jersey) Order 2013)) in respect of trust property of that trust; or

(e)                                  under the SIJL where the relevant financing statements have been removed from the SIR for whatsoever reason, or have not yet been registered.